Exhibit 99.1
419 WEST PIKE STREET • P.O. BOX 629 • JACKSON CENTER, OHIO 45334-0629
PHONE 937-596-6849 • FAX 937-596-6539
N E W S  R E L E A S E
Date:       June 10, 2010
Contact:  Peter B. Orthwein or Richard E. Riegel
THOR ANNOUNCES SALES, NET INCOME, E.P.S. FOR QUARTER, NINE MONTHS
Thor Industries, Inc. (NYSE:THO) announced preliminary results for the third quarter and nine months ended April 30, 2010. As disclosed below, Thor’s auditors have not yet completed their review under SAS100 of the third quarter results.
Sales for the quarter were $680,192,000, up 64% from $415,472,000 last year. Net income for the quarter was $34,111,000, up dramatically from $2,102,000 last year. E.P.S. for the quarter were 66¢ versus 4¢ last year.
Sales for the nine months were $1,612,769,000, up 49% from $1,080,972,000 last year. Net income for the nine months was $69,464,000 versus a net loss of $7,638,000 last year. E.P.S. for the nine months were $1.30 versus a loss of 14¢ last year.
RV sales in the quarter were $559,166,000, up 79% from $312,041,000 last year. Towable RV sales in the quarter were $468,002,000, up 77% from $264,317,000 last year. Motorized RV sales in the quarter were $91,164,000, up 91% from $47,724,000 last year. RV sales in the nine months were $1,284,891,000, up 65% from $777,016,000 last year. Towable RV sales in the nine months were $1,090,842,000, up 64% from $664,517,000 last year. Motorized RV sales in the nine months were $194,049,000, up 73% from $112,499,000 last year. Bus segment sales in the quarter, including buses and ambulances, were $121,026,000, up 17% from $103,431,000 last year. Bus segment sales in the nine months were a record $327,878,000, up 8% from $303,956,000 last year.
RV income before tax in the third quarter was $48,754,000, more than seven times $6,860,000 last year. Towable RV income before tax in the quarter was $45,114,000, up 146% from $18,374,000 last year. Motorized RV income before tax in the quarter was $3,640,000, versus a loss of $11,514,000 last year. RV income before tax in the nine months was $98,453,000 versus a loss of $7,208,000 last year. Towable RV income before tax in the nine months was $93,397,000, more than quadruple $21,197,000 last year. Motorized RV income before tax in the nine months was $5,056,000, versus a loss of $28,405,000 last year. Bus segment income before tax in the quarter was $9,142,000, up more than sevenfold from $1,243,000 last year and was $23,755,000 in the nine months, up 131% from $10,263,000 last year. Corporate net costs were $5,691,000 in the quarter versus $3,531,000 last year and $13,497,000 in the nine months versus $13,184,000 last year.

“These results are in excess of analyst consensus estimates, which were raised during the quarter,” said Peter B. Orthwein, Thor chairman. “Thor’s improved margins demonstrate the effect of our aggressive cost-cutting efforts, leading to better opportunity going forward. Thor is encouraged by the RV industry’s recovery, including our internal retail results through May, 2010. We continue to have a strong cash position and zero debt, which will help fuel additional growth in the future,” he added.
The Company will file a Form 12b-25 (Notification of Late Filing and Application for Extension to File) with the Securities and Exchange Commission with respect to its Quarterly Report on Form 10-Q for the period ended April 30, 2010 (the “Company’s 10-Q”). The extension is required because the Company’s independent auditor, Deloitte & Touche LLP (“Deloitte”), has not yet completed its review of the interim financial statements to be included in the Company’s 10-Q due to their evaluation of certain accounting positions previously taken by the Company in its audited financial statements included in the Company’s Annual Report on Form 10-K for the fiscal year ended July 31, 2009 (the “Company’s 10-K”) and the unaudited financial statements included in the Company’s Quarterly Reports on Form 10-Q for the periods ended January 31, 2009, April 30, 2009, October 31, 2009 and January 31, 2010.
In this regard, Deloitte is addressing issues relating to the accounting treatment for (a) the Company’s transactions with Stephen Adams and FreedomRoads that were consummated in January 2009, and (b) repurchase reserves relating to agreements with lenders to the Company’s independent dealers and revenue recognition issues with respect to transactions with its independent dealers. The Company’s accounting treatment for these matters is described in the Company’s 10-K. The Company continues to work with Deloitte to address these matters. If the Company is required to change its accounting for these items, there could be material adverse changes to the Company’s results of operations and financial condition for fiscal 2009 and for the first three quarters of fiscal 2010.
Thor is the world’s largest manufacturer of recreation vehicles and a major builder of commercial buses & ambulances.
This release includes certain statements that are “forward looking” statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward looking statements involve uncertainties and risks. There can be no assurance that actual results (including as such results disclosed in this release may be adjusted as described herein) will not differ from our expectations. Factors which could cause materially different results include, among others, additional issues that may arise in connection with the findings of the completed investigation by the Audit Committee of the Board of Directors of Thor Industries, Inc. (the “Company”) and the SEC’s requests for additional information and the discussion of possible settlement with the SEC relating to the matters raised by the Audit Committee’s investigation, the issues being addressed by the Company’s independent auditor in connection with the independent auditor’s review of the interim financial statements to be included in the Company’s Quarterly Report on Form 10-Q for the period ended April 30, 2010, fuel prices, fuel availability, lower consumer confidence, interest rate increases, tight lending practices, increased material costs, the success of new product introductions, the pace of acquisitions, cost structure improvements, the impact of auction market failures on our liquidity, competition and general economic conditions and the other risks and uncertainties discussed more fully in Item 1A of the Company’s Annual Report on Form 10-K for the year ended July 31, 2009. The Company disclaims any obligation or undertaking to disseminate any updates or revisions to any forward looking statements contained in this release or to reflect any change in the Company’s expectations after the date of this release or any change in events, conditions or circumstances on which any statement is based except as required by law.

THOR INDUSTRIES, INC.
STATEMENT OF INCOME FOR THE 3 AND 9 MONTHS ENDED April 30, 2010 and 2009
$000 except per share — unaudited

	3 MONTHS ENDED APRIL 30,						9 MONTHS ENDED APRIL 30,
	2010		%	2009		%	2010	%	2009	%
Net sales	$680,192			$415,472			$1,612,769		$1,080,972
Gross profit	$92,499		13.6%	$46,447		11.2%	$212,266	13.2%	$94,667	8.8%
Selling, general and administrative	$42,824		6.3%	$33,879		8.2%	$108,678	6.7%	$98,252	9.1%
Amortization of intangibles	$152		0.0%	$92		0.0%	$320	0.0%	$384	0.0%
Operating income (loss)	$49,523		7.3%	$12,476		3.0%	$103,268	6.4%	$(3,969)	-0.4%
Impairment of goodwill & trademarks	$500		0.1%	$9,717		2.3%	$500	0.0%	$10,281	1.0%
Interest income (net)	$1,250		0.2%	$1,025		0.2%	$3,922	0.2%	$4,284	0.4%
Gain on sale of property	$—		0.0%	$—		0.0%	$—	0.0%	$373	0.0%
Gain on involuntary conversion	$2,283		0.3%	$—		0.0%	$2,283	0.1%	$—	0.0%
Net appreciation (impairment) of auction rate securities	$—		0.0%	$728		0.2%	$—	0.0%	$(1,125)	-0.1%
Other income (expense)	$(351)		-0.1%	$60		0.0%	$(262)	0.0%	$589	0.1%

Income (loss) before taxes	$52,205		7.7%	$4,572		1.1%	$108,711	6.7%	$(10,129)	-0.9%
Taxes	$18,094		2.7%	$2,470		0.6%	$39,247	2.4%	$(2,491)	-0.2%

Net income (loss)	$34,111		5.0%	$2,102		0.5%	$69,464	4.3%	$(7,638)	-0.7%

E.P.S. — basic	66	¢		4	¢		$1.30		(14)¢
E.P.S. — diluted	66	¢		4	¢		$1.30		(14)¢
Avg. common shares outstanding-basic	51,461,181			55,436,924			53,521,242		55,426,829
Avg. common shares outstanding-diluted	51,586,296			55,468,620			53,621,866		55,426,829
SUMMARY BALANCE SHEETS — APRIL 30, ($000) (unaudited)

	2010	2009		2010	2009
Cash and equivalents	$80,638	$177,878	Current liabilities	$258,403	$194,975
Investments, short term	63,350	—	Other liabilities	60,887	46,332
Accounts receivable	207,268	120,768	Stockholders’ equity	619,120	682,260
Inventories	170,044	131,969
Deferred income tax and other	43,811	47,796

Total current assets	565,111	478,411
Fixed assets	137,924	145,475
Long term investments	13,010	119,951
Goodwill	150,576	148,411
Other assets	71,789	31,319

	$938,410	$923,567		$938,410	$923,567